As filed with the Securities and Exchange Commission on August 15, 2011

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

THE PEP BOYS – MANNY, MOE & JACK

(Exact name of registrant as specified in its charter)

Pennsylvania	23-0962915
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3111 West Allegheny Avenue, Philadelphia, Pennsylvania	19132
(Address of Principal Executive Offices)	(Zip Code)

The Pep Boys — Manny, Moe & Jack
Employee Stock Purchase Plan

(Full title of the plan)

Brian D. Zuckerman
The Pep Boys — Manny, Moe & Jack
3111 West Allegheny Avenue,

Philadelphia, Pennsylvania 19132
(Name and address of agent for service)

(215) 430-9000
(Telephone number, including area code, of agent for service)

With a copy to:

James W. McKenzie, Jr.
Morgan, Lewis & Bockius LLP
1701 Market Street
Philadelphia, PA 19103-2921
(215) 963-5000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (2)
Common Stock, $1.00 par value per share	2,000,000 shares	$8.755	$17,510,000	$2,032

(1)         Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement covers any additional securities as may hereinafter be offered or issued to prevent dilution resulting from stock splits, stock dividends, recapitalizations, other capital adjustments or similar transactions.

(2)         Estimated pursuant to Rule 457(c) and 457(h) under the Securities Act solely for purposes of calculating the registration fee. The fee is computed based upon $8.755, the average of the high and low prices for a share of common stock of the registrant on August 10, 2011, as reported on the New York Stock Exchange.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.  Plan Information.

The information required by Item 1 is included in documents sent or given to participants in the plan covered by this registration statement pursuant to Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”).

Item 2.  Registrant Information and Employee Plan Annual Information.

The written statement required by Item 2 is included in documents sent or given to participants in the plan covered by this registration statement pursuant to Rule 428(b)(1) of the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The following documents filed by The Pep Boys — Manny, Moe & Jack (the “Registrant”) with the Securities and Exchange Commission (the “Commission”) are incorporated by reference into this registration statement:

(1)                                  The Registrant’s Annual Report on Form 10-K for the fiscal year ended January 29, 2011, filed with the Commission on April 11, 2011;

(2)                                  The Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended April 30, 2011, filed with the Commission on June 7, 2011;

(3)                                  The Registrant’s Current Reports on Form 8-K filed on May 5, 2011, June 15, 2011 (excluding Item 7.01 and Exhibit 99.1 of Item 9.01), June 28, 2011 and July 28, 2011; and

(4)                                  The description of the Registrant’s shares of common stock, $1.00 par value per share (“Common Stock”), contained in the Registrant’s Registration Statement on Form 8-A (File No. 001-03381) filed with the Commission on June 10, 1983 under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any amendment or report filed with the Commission for purposes of updating such description.

All reports and other documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this registration statement that indicates that all of the shares of Common Stock offered have been sold or that deregisters all of such shares then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of the filing of such reports and documents. Unless expressly incorporated into this registration statement, a report furnished but not filed on Form 8-K shall not be incorporated by reference into this registration statement to the extent furnished but not filed.

Any statement contained herein or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.  Description of Securities.

Not applicable.

Item 5.  Interests of Named Experts and Counsel.

Not applicable.

Item 6.  Indemnification of Directors and Officers.

Chapter 17, Subchapter D of the Pennsylvania Business Corporation Law of 1988, as amended (the “PBCL”), contains provisions permitting indemnification of officers and directors of a business corporation incorporated in Pennsylvania. Sections 1741 and 1742 of the PBCL provide that a business corporation may indemnify directors and officers against liabilities and expenses they may incur as such in connection with any threatened, pending or completed civil, administrative or investigative proceeding, provided that the particular person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. In general, the power to indemnify under these sections does not exist in the case of actions against a director or officer by or in the right of the corporation if the person otherwise entitled to indemnification shall have been adjudged to be liable to the corporation unless it is judicially determined that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnification for specified expenses. Section 1743 of the PBCL provides that the corporation is required to indemnify directors and officers against expenses they may incur in defending actions against them in such capacities if they are successful on the merits or otherwise in the defense of such actions.

Section 1713 of the PBCL permits the shareholders to adopt a bylaw provision relieving a director (but not an officer) of personal liability for monetary damages except where (i) the director has breached the applicable standard of care, and (ii) such conduct constitutes self-dealing, willful misconduct or recklessness. This section also provides that a director may not be relieved of liability for the payment of taxes pursuant to any federal, state or local law or of responsibility under a criminal statute.

Section 1746 of the PBCL provides that the indemnification provisions above are not exclusive of the right to which a person seeking indemnification may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, except in circumstances where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness.

Section 1747 of the PBCL permits a corporation to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a representative of another corporation or other enterprise, against any liability asserted against such person and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify the person against such liability under Chapter 17, Subchapter D of the PBCL.

As permitted by the PBCL, Section 7-1 of the Amended and Restated Bylaws of the Registrant (the “Bylaws”) provides that no director of the Registrant shall be personally liable for monetary damages as such for any action taken or any failure to take any action unless: (a) the director has breached or failed to perform the duties of his or her office under Section 1721 of the PBCL and (b) the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness. This section, however, will not apply to the responsibility or liability of a director pursuant to any criminal statute, or to the liability of a director for the payment of taxes pursuant to local, Pennsylvania or federal law.

Section 7-2 of the Bylaws also provides that each director or officer of the Registrant who was or is a party to, or is threatened to be made a party to, or is otherwise involved in, any threatened, pending or completed action, suit or proceeding (including without limitation an action, suit or proceeding by or in the right of the Registrant), whether civil, criminal, administrative, investigative or through arbitration (each, a “Proceeding”), by reason of the fact that he or she is or was a director or officer of the Registrant, or is or was serving in any capacity at the request or for the benefit of the Registrant as a director, officer, employee, agent, partner, or fiduciary of, or in any other capacity for, another corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise shall be indemnified and held harmless by the Registrant for all actions taken by him or her and for all failures to take action (regardless of the date of any such action or failure to take action) to the fullest extent permitted by Pennsylvania law against all expense, liability and loss (including without limitation attorneys fees, judgments, fines, taxes, penalties, and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection with any Proceeding. No indemnification pursuant to this section will be made, however, in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness. The right to indemnification provided in this section shall include the right to have the expenses incurred by the person being indemnified in defending any Proceeding paid by the Registrant in advance of the final disposition of the Proceeding to the fullest extent permitted by Pennsylvania law; provided that, if Pennsylvania law continues so to require, the payment of such expenses incurred by the person being indemnified in advance of the final disposition of a Proceeding shall be made only upon delivery to the Registrant of an undertaking, by or on behalf of such person, to repay all amounts so advanced without interest if it shall ultimately be determined that such person is not entitled to be indemnified under this section or otherwise. Indemnification pursuant to this section shall continue as to any person being indemnified who has ceased to be a director or officer and shall inure to the benefit of his or her heirs, executors and administrators.

Item 7.  Exemption from Registration Claimed.

None.

Item 8.  Exhibits.

A list of exhibits filed herewith or incorporated by reference is contained in the Exhibit Index immediately following the signature pages and is incorporated herein by reference.

Item 9.  Undertakings.

The undersigned Registrant hereby undertakes:

(1)                                  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)                                     To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)                                  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)                               To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, That: Paragraphs (1)(i) and (1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)                                  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)                                  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Philadelphia, Commonwealth of Pennsylvania, on the 15th day of August, 2011.

THE PEP BOYS — MANNY, MOE & JACK

By:	/s/ Raymond L. Arthur
Raymond L. Arthur
Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY

That the undersigned officers and directors of The Pep Boys — Manny, Moe & Jack, a Pennsylvania corporation, do hereby constitute and appoint Raymond L. Arthur and Michael R. Odell, or any one of them, the lawful attorney-in-fact and agent, each with full power and authority to do any and all acts and things and to execute any and all instruments which said attorney and agent determines may be necessary or advisable or required to enable said corporation to comply with the Securities Act, and any rules or regulation or requirements of the Commission in connection with this Registration Statement.  Without limiting the generality of the foregoing power and authority, the powers granted include the power and authority to sign the names of the undersigned officers and directors in the capacities indicated below to this Registration Statement, to any and all amendments, both pre-effective and post-effective, and supplements to this Registration Statement and to any and all instruments or documents filed as part of or in conjunction with this Registration Statement or amendments or supplements thereof, and each of the undersigned hereby ratifies and confirms all that said attorneys and agents, or any one of them, shall do or cause to be done by virtue hereof.  This Power of Attorney may be signed in several counterparts.

IN WITNESS WHEREOF, each of the undersigned has executed this Power of Attorney as of the date indicated.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities on August 15, 2011.

Signature	Title

/s/ Michael R. Odell	President and Chief Executive Officer; Director
Michael R. Odell	(Principal Executive Officer)

/s/ Raymond L. Arthur	Executive Vice President - Chief Financial Officer
Raymond L. Arthur	(Principal Financial Officer)

/s/ Sanjay Sood	Vice President - Controller
Sanjay Sood	(Principal Accounting Officer)

/s/ Max L. Lukens	Chairman of the Board
Max L. Lukens

/s/ M. Shân Atkins	Director
M. Shân Atkins

/s/ Robert H. Hotz	Director
Robert H. Hotz

/s/ James A. Mitarotonda	Director
James A. Mitarotonda

/s/ Dr. Irvin D. Reid	Director
Dr. Irvin D. Reid

Signature	Title
/s/ Jane Scaccetti	Director
Jane Scaccetti

/s/ John T. Sweetwood	Director
John T. Sweetwood

/s/ Nick White	Director
Nick White

/s/ James A. Williams	Director
James A. Williams

EXHIBIT INDEX

Exhibit No.	Description
4.1	Amended and Restated Articles of Incorporation of The Pep Boys — Manny, Moe & Jack (1)
4.2	Amended and Restated Bylaws of The Pep Boys — Manny, Moe & Jack (2)
23.1	Consent of Deloitte & Touche LLP
24.1	Power of Attorney (included on signature pages hereto)
99.1	The Pep Boys — Manny, Moe & Jack Employee Stock Purchase Plan (3)

(1)          Previously filed with the Securities and Exchange Commission as Exhibit 3.1 to The Pep Boys — Manny, Moe & Jack’s Annual Report on Form 10-K filed on April 15, 2009 and incorporated herein by reference.

(2)          Previously filed with the Securities and Exchange Commission as Exhibit 3.(ii).1 to The Pep Boys — Manny, Moe & Jack’s Current Report on Form 8-K filed on February 17, 2010 and incorporated herein by reference.

(3)          Previously filed with the Securities and Exchange Commission as Exhibit 10.1 to The Pep Boys — Manny, Moe & Jack’s Current Report on Form 8-K filed on June 15, 2011 and incorporated herein by reference.